Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway Conway Communications 617-244-9682 marytconway@comcast.net

PLC SYSTEMS REPORTS FIRST QUARTER 2010 RESULTS

Receives two additional Notices of Allowance on RenalGuard® patents

FRANKLIN, Mass., May 14, 2010 — PLC Systems Inc. (OTCBB: PLCSF), a company focused on innovative cardiac and vascular medical device-based technologies, today reported financial results for the three-month period ended March 31, 2010.

First quarter 2010 total revenues were $1,062,000, down from $1,567,000 in the first quarter of 2009, but an increase of $161,000 from $901,000 in the fourth quarter of 2009. The net loss for the first quarter of 2010 was $561,000, or $0.02 per basic and diluted share, compared to a net loss of $358,000, or $0.01 per basic and diluted share, in the first quarter of 2009.

Mark R. Tauscher, president and chief executive officer of PLC Systems Inc., stated, “We believe that the continuing stream of positive scientific evidence that RenalGuard® is safe and effective at significantly reducing rates of Contrast-Induced Nephropathy (CIN) in at-risk patients will assist us in our efforts both to engage potential partners and additional distributors as well as accelerate adoption in the markets where it is now available. Both of the investigator-sponsored clinical trials of our RenalGuard System™ now underway in Italy, MYTHOS and REMEDIAL II, have reported consistent, positive interim results, and they continue to enroll more patients in order to provide even stronger scientific data in support of RenalGuard. Furthermore, we have now received two additional Notices of Allowance covering RenalGuard patents in the U.S., bringing the total to four, and expect patents to be issued shortly, which broadens our intellectual property position for our proprietary technology and we believe, adds to its value.”

He continued, “RenalGuard revenues in the first quarter this year reflected sales in four countries, as we expand beyond our initial launch in Italy and Spain, the first two countries where RenalGuard has been available in the European Union. We are very excited about the opportunities that our participation in the upcoming medical conference, EuroPCR, to be held in Paris later this month, presents, since this is a major meeting for interventional cardiologists in Europe. We intend to work diligently to expand awareness and drive increased sales of RenalGuard through our activities at this key event.”

He added, “We are continuing to work with our financial advisor, Natixis Bleichroeder LLC, to identify and establish strategic partnerships for our RenalGuard program and to procure critical funding for our Company.  We are hopeful that the continuing release of positive scientific data, broadening scope of our intellectual property portfolio and expanding distribution coverage of RenalGuard worldwide will assist us in discussions with potential strategic partners and enable us to raise the additional funding we need.”

REMEDIAL II Trial Update

The REMEDIAL II trial is a randomized, open-label controlled clinical trial at the Clinica Mediterranea in Naples, Italy under the leadership of Dr. Carlo Briguori, a world-renowned CIN prevention specialist. Initial interim results, covering 123 patients, were presented in a poster at the Continuous Renal Replacement Therapies (CRRT) conference by Dr. Richard Solomon, Professor of Medicine at the University of Vermont College of Medicine and a member of PLC’s Scientific Advisory Board. The data showed a 3.2% CIN rate in the RenalGuard treated group compared to a 13% CIN rate in the control group (using the same definition for CIN as that which was used and results reported on in the MYTHOS trial). This trial is expected to be completed in 2010.

MYTHOS Trial Update

In interim data based upon 114 patients from the MYTHOS trial, in the RenalGuard treated group the incidence rate of CIN was only 3.7%, 75% lower than the 15% CIN rate recorded in the control group. The RenalGuard treated group also experienced a statistically significant fewer number of in-hospital major adverse events.  The MYTHOS trial, sponsored by Drs. Antonio Bartorelli and Giancarlo Marenzi, world-renowned leaders in CIN prevention, has been expanded from its initial enrollment goals so that the final results have greater statistical significance.

RenalGuard distribution

New distributors for RenalGuard signed in the first quarter of 2010 included Zodl Medical in Austria, Koru Medical for New Zealand, Dispomed Promet for Croatia, as well as distribution agreements covering Russia, Belgium, the Netherlands and Luxembourg and all of the former Soviet Socialist Republic nations; Portugal; China and Taiwan. These countries join Italy, Spain, Monaco, Pakistan and Bangladesh in the portfolio of countries where RenalGuard is either on the market or in registration with an identified distributor. PLC is holding its first distributor meeting at EuroPCR, an annual conference attended by tens of thousands in the field, in an effort to further educate distributors about the latest scientific findings and accelerate adoption.

Financial Update

During the first quarter of 2010 PLC shipped 180 single use RenalGuard disposable sets and five RenalGuard consoles internationally, compared to no RenalGuard single-use disposable sets and consoles that shipped in the first quarter of 2009.

A total of 217 disposable TMR kits were shipped during the first quarter of 2010 to hospitals worldwide, primarily in the U.S. by Novadaq Technologies, PLC’s U.S. marketing and distribution partner for its TMR products, compared to 347 disposable TMR kits that were shipped worldwide during the first quarter of 2009.

PLC recorded no TMR laser shipments during the first quarter of 2010, compared to one international TMR laser shipment during the first quarter of 2009.

Disposable TMR kit revenue in the first quarter of 2010 decreased by $149,000, or 24%, compared to the first quarter of 2009, reflecting a lower volume of kit sales. RenalGuard produced $105,000 of revenues in the first quarter of 2010 compared to no revenues in the first quarter of 2009.

Sales, General and Administrative costs declined to $801,000 in the first quarter of 2010, from $1,085,000 in the first quarter of 2009, reflecting decreases in corporate expenses and the absence of $269,000 in sales commissions associated with the sale of a TMR laser in Bangladesh, offset by increased compensation expenses associated with the February 2010 employee reduction. Research & Development expenses increased slightly, again due to the increased compensation expenses associated with the reduction in force.

In February 2010, PLC Systems announced a number of strategic moves, including a reduction in force of 8 employees, for which it expects to achieve annualized savings of approximately $750,000, starting in the third quarter of this year. A charge of approximately $200,000 is reflected in Operating Expenses for the first quarter of 2010 related to severance pay and other termination-related expenses.

As of March 31, 2010, PLC reported $1,843,000 in cash and equivalents, a decrease of $843,000 from the $2,686,000 held as of December 31, 2009.

Sale of General Purpose Laser Operations

On May 11, 2010, PLC sold to a newly formed corporation affiliated with its principal OEM customer most of its OEM surgical tube assets, including inventory, equipment, intellectual property and certain other intangible assets, as well as all necessary manufacturing documentation needed to perform contract assembly services for general purpose CO2 lasers. The total sale price for these assets was $225,000, of which approximately $154,000 was paid at the time of closing, with the balance to be paid over a period of six months.

About PLC Systems Inc.

PLC Systems Inc. is a medical technology company specializing in innovative technologies for the cardiac and vascular markets. Headquartered in Franklin, Massachusetts, PLC pioneered the CO2 Heart Laser System, which cardiac surgeons use to perform CO2 transmyocardial revascularization (TMR) to alleviate symptoms of severe angina.  PLC’s newest product, RenalGuard, is approved for sale in the EU as a general fluid balancing device. Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that we may be unable to raise capital necessary to continue our operations, we may not receive necessary regulatory approvals to market our RenalGuard product or that such approvals may be withdrawn,  the current  clinical trials in Italy and the planned future U.S. clinical trial for RenalGuard may not be completed in a timely fashion, if at all, or, if these clinical trials are completed, they may not produce clinically significant or meaningful results, the RenalGuard product may not be commercially accepted, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in the “Forward Looking Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2009, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC, CO2 Heart Laser, RenalGuard and RenalGuard System are trademarks of PLC Systems Inc.

Novadaq is a trademark of Novadaq Technologies, Inc.

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(Financial tables follow)

PLC SYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Revenues:
Product sales	$764	$1,259
Service fees	298	308
Total revenues	1,062	1,567

Cost of revenues:
Product sales	408	411
Service fees	161	201
Total cost of revenues	569	612
Gross profit	493	955

Operating expenses:
Selling, general and administrative	801	1,085
Research and development	253	229
Total operating expenses	1,054	1,314

Loss from operations	(561)	(359)

Other income, net	—	1
Net loss	$(561)	$(358)

Basic and diluted loss per share	$(0.02)	$(0.01)

Average shares outstanding:
Basic and diluted	30,351	30,351

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(Unaudited)

	March 31,	December 31,
	2010	2009
Cash and cash equivalents	$1,843	$2,686
Total current assets	3,987	4,787
Total assets	4,230	5,042
Total current liabilities	2,589	2,923
Stockholders’ equity	1,235	1,729

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